Exhibit 99.1

NEWS RELEASE	OLD NATIONAL BANCORP
April 26, 2018
NASDAQ: ONB oldnational.com Contacts:
Media:
Kathy A. Schoettlin – (812) 465-7269 Investors:
Lynell J. Walton – (812) 464-1366

Old National Announces Quarterly Cash Dividend

Evansville, Ind. (April 26, 2018) – The Board of Directors of Old National Bancorp (the “Company” or “Old National”) (NASDAQ: ONB) today declared the Company’s quarterly cash dividend of $0.13 per share on the Company’s outstanding shares of common stock. The dividend is payable June 15, 2018, to shareholders of record on June 1, 2018. For purposes of broker trading, the ex-date of the cash dividend is May 31, 2018. Based on Old National’s closing price of $17.75 on April 25, 2018, the quarterly dividend represents an annualized dividend yield of 2.9%.

ABOUT OLD NATIONAL

Old National Bancorp (NASDAQ: ONB), the holding company of Old National Bank, is the largest financial services holding company headquartered in Indiana. With $17.5 billion in assets, it ranks among the top 100 banking companies in the U.S. and has been recognized as a World’s Most Ethical Company by the Ethisphere Institute for seven consecutive years. Since its founding in Evansville in 1834, Old National Bank has focused on community banking by building long-term, highly valued partnerships with clients. Today, Old National’s footprint includes Indiana, Kentucky, Michigan, Wisconsin and Minnesota. In addition to providing extensive services in retail and commercial banking, Old National offers comprehensive wealth management, investments and brokerage services. For more information and financial data, please visit Investor Relations at oldnational.com.